Exhibit 10.8
CONDOR ENERGY TECHNOLOGY LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of February 19, 2015 (this “Agreement”), by and between Pacific Energy Development Corp., a Nevada corporation (the “Seller”), and MIE Jurassic Energy Corporation, a corporation existing under the laws of the Cayman Islands (the “Buyer”).

W I T N E S S E T H :

WHEREAS, Seller is the owner of 20% of the Class A Interests in Condor Energy Technology LLC (“Condor”), and Buyer is the owner of 80% of the Class A Interests in Condor, which together constitute 100% of the ownership interest in Condor;

WHEREAS, in order to induce the Buyer to partially pay-down, extend the maturity date of, and restructure certain debt obligations owed by Seller to Buyer (the “Debt Restructuring”), and in consideration thereof, the Seller has agreed to execute and deliver this Agreement;

WHEREAS, the Seller has agreed to convey to the Buyer all of its right, title and interest in the Class A Interests held by the Seller in Condor, which represents twenty percent (20%) of the total issued and outstanding limited liability company interests issued by Condor (the “Purchased Units”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.    Purchase and Sale.

1.1.           Purchase and Sale of Purchased Units.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as hereinafter defined in Section 10), but effective as of 7:00 a.m. Mountain Time, January 1, 2015 (the “Effective Time”), the Seller shall sell, convey, assign, transfer and deliver to the Buyer and the Buyer shall purchase, the Purchased Units, free and clear of any and all liens, adverse claims, options, security interests, restrictions, pledges, mortgages, charges, encumbrances and third party rights of any kind or nature whatsoever, whether arising by Contract, operation of law or otherwise (collectively, “Liens”).  For purposes of this Agreement, i) “Contracts”, when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, arrangements or other undertakings, whether formal or informal, written or oral, including any amendment and other modifications thereto, to which such Person is a party or by which such Person or its properties or assets is subject or bound, and ii) “Person” shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

2.    Consideration.  The Debt Restructuring shall be deemed to be consideration for the sale, transfer, conveyance and delivery of the Purchased Units by the Seller to the Buyer.

3.    Representations and Warranties of the Seller.  Except as set forth in the Seller’s Disclosure Schedules, Seller represents and warrants to the Buyer as follows:

3.1           Capitalization.  To Seller’s knowledge, Condor has not granted to any Person any option or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of Condor.

3.2           Subsidiaries.  Condor does not have any subsidiaries.

3.3           Legal Proceedings.  No claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding is pending, or to Seller’s knowledge, threatened against, Condor that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

3.4           Financial Statements.  Seller has provided copies of the unaudited financial statements of Condor as of December 31, 2014, which were prepared based on the books and records of Condor and in accordance with GAAP.  To Seller’s knowledge, there are no outstanding guarantees or other credit support issued by or for the benefit of Condor.

3.5           Taxes.  All tax returns of Condor that are required to be filed on or before the Closing Date have been or will have been duly and timely filed (taking into account any extension of time to file granted or obtained) in the manner prescribed by law and all such tax returns are complete and correct in all material respects.  All taxes that are shown to be due on such tax returns and all other taxes whether or not shown as due on such tax returns (including estimated tax payments) that are due and owing by Condor have been or will have been timely paid in full or have been or will be adequately reserved. There are no pending or active audits or legal proceedings involving tax matters or threatened audits or proposed deficiencies or other claims for unpaid Taxes of Condor. There are no liens for taxes upon any of the assets of Condor except liens for current taxes not yet due and payable. Condor has not received a notice of an audit by any taxing authority in respect of taxes that may be payable in respect of Condor. There are no waivers or extensions of any applicable statute of limitations for the assessment or collection of taxes of Condor that are currently in effect. All taxes that Condor is required to withhold have been duly withheld, and to the extent required, have been paid to the proper taxing authority on a timely basis. Condor has not received any written notice from any taxing authority in a jurisdiction where it has not filed tax returns that Condor may be subject to taxation in that jurisdiction.  Condor is classified as a partnership for federal income tax purposes. Seller shall remain liable for any taxes due relating to the Purchased Units for calendar year 2014 and prior years, and shall indemnify and hold Buyer harmless from same.

3.6           Contracts.  To Seller’s knowledge, all of the Contracts to which Condor is a party are for the benefit of the business of Condor and have been entered into pursuant to the terms of the Condor Operating Agreement (as defined below).

3.7           Reserved.

3.8           Reserved.

3.9           Insurance.  To Seller’s knowledge, Schedule 3.9 sets forth all of Condor’s insurance policies that will continue in effect after the Closing Date.

3.10         Employees and Labor Matters.  To Seller’s knowledge, Schedule 3.10 sets forth the identity and employment dates of Condor’s only employee since its inception.

3.11         Employee Benefits.  Condor does not sponsor, maintain or contribute to any Benefit Plan.  With respect to any “employee benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by Condor, Seller or any ERISA Affiliate (as hereinafter defined), (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made and (d) no condition exists or event or transaction has occurred with respect to any such plan which would reasonably be expected to result in Condor incurring any material liability, fine or penalty under ERISA or to the Pension Benefit Guaranty Corporation for which a reserve or accrual has not been established.  As used in this Agreement, “ERISA Affiliate” means any Person treated as a single employer with Condor pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

3.12           The Purchased Units.  The Purchased Units have been duly and validly issued to the Seller and are fully paid and nonassessable and are legally and beneficially owned by the Seller, free and clear of all Liens.

3.13           No Other Debt.  Other than the specific indebtedness described in Section 8 of this Agreement, there is no other indebtedness by and between Condor, on the one hand, and Seller or any of its affiliates, on the other hand, whether evidenced in writing or otherwise, recorded on balance sheet or not.

3.14           Absence of Material Adverse Effect.  Since the Effective Time, through the Closing Date, there has not occurred any change in the business of Condor, individually or in the aggregate, that has or could reasonably be expected to have a material adverse effect on the business, financial condition or prospects of Condor, taken as a whole.

4.    Representation and Warranty of the Buyer.  The Buyer represents and warrants to the Seller that the Buyer understands that the Purchased Units have not been registered under the Securities Act of 1933, as amended (the “Act”), and that the Purchased Units may not be sold, transferred or otherwise disposed of, without registration under the Act and any other applicable state securities laws (“Other Securities Laws”), or pursuant to an exemption therefrom.  The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Act.  The Buyer has substantial experience in evaluating investments such as the Purchased Units and is capable of evaluating the merits and risks of an investment in the Purchased Units.  The Buyer is acquiring the Purchased Units for its own account for investment and not with a view to the resale or distribution of any part thereof within the meaning of the Act or any Other Securities Laws.

5.    Condor Operating Agreement, Members, Managers and Officers.  Effective immediately upon the Closing, (i) Seller shall cease to be a Member of Condor (as defined in the Operating Agreement, (ii) Mr. Frank C. Ingriselli shall resign as a Manager and from all executive offices of Condor, and (iii) all other employees of the Seller who were previously appointed to executive offices of Condor shall resign from all such offices, including, but not limited to, Mr. Clark R. Moore, Mr. Michael Peterson, Mr. Jamie Tseng, and Mr. Gregory Overholtzer.

6.    Books and Records; Transition Assistance.  As soon as practicable following the Closing, the Seller shall deliver to the Buyer all books and records related to Condor.  Upon the request of the Buyer, and for a period of up to six (6) months following the Closing Date (terminable upon fifteen (15) days’ prior written notice from the Buyer to the Seller), or such longer period as may be agreed upon by the Buyer and the Seller, the Seller shall continue to assist with Condor’s accounting and audits and perform joint interest billing accounting on behalf of Condor for a monthly fee of $55,000 for January, 2015, $0 for February, 2015, $10,000 for March, 2015 and $30,000 per month thereafter, pro-rated for partial months.  In addition, Seller agrees to reasonably assist the Buyer, without any fee or charge, in the orderly transfer of the operational management, finance and accounting matters involving Condor to the Buyer, and with any questions Buyer may have in assuming such responsibilities for a reasonable time thereafter.

7.    Reserved.

8.    Cancellation of Indebtedness.  Effective immediately upon the Closing and as part of the consideration for the Debt Restructuring, any and all principal, accrued interest, intercompany receivables and amounts due, and other fees, reimbursements and expenses due and owing:  (i) by Condor to the Seller under that certain Promissory Note, dated February 14, 2013, by and between Condor and the Seller, with a current principal amount of approximately $6,979,001.57 (the “Condor-PEDCO Note”); (ii) by the Seller to Condor with respect to the Seller’s working interest in wells operated by Condor that are held by the Seller outside of Condor and due and owing to Condor by Seller as a working interest owner in such wells under joint operating agreements related to such wells, equal to approximately $1,853,424.31; (iii) by Pacific Energy Development MSL LLC (“PEDCO MSL”), a partially-owned subsidiary of PEDEVCO, to Condor in connection with that certain acquisition of interests in the State of Kansas by PEDCO MSL in March 2013, equal to approximately $150,251.33; and (iv) by the Seller to Condor pursuant to the Operating Agreement or any other joint operating agreement to which the Seller and Condor are parties, shall be released, forgiven, fully satisfied and no longer due or owing by any of such parties, and the Condor-PEDCO Note shall be cancelled and terminated with no further force or effect.

9.    Cooperation/Further Assurances.  From and after the date hereof, each of the parties hereto hereby agrees:  iii) to fully cooperate with the other party hereto in preparing and filing any notices, applications, reports and other instruments and documents and iv) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, to consummate the transactions contemplated by this Agreement.

10.    The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 A.M. (California time) at the offices of the Seller on the date hereof, or at such other time, place and date as the Buyer and the Seller shall mutually agree in writing.  The date upon which the Closing occurs is referred to herein as the “Closing Date”.

10.1.           Conditions Precedent.  The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the Buyer, on or before the Closing, of the following conditions precedent:

(a)           No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority and remain in effect at the Closing Date which prohibits, and no preliminary or permanent injunction or other order shall be pending or threatened which would prohibit, the consummation of the transactions contemplated by the Transaction Documents or which has or would have the effect of making the transactions contemplated by the Transaction Documents illegal (each party agreeing to use its commercially reasonable efforts to have any such issued injunction or order lifted).

(b)           No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by the Transaction Documents or has the effect of making the transactions contemplated by the Transaction Documents illegal.

(c)           All representations and warranties of the Seller contained herein shall be true and correct as of the Closing Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(d)           The Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with prior to the Closing Date.

(e)           All consents, approvals and other actions by, all notices to any Person and all notices and filings with all Governmental Authorities that are required to have been obtained, taken or made to consummate the transactions contemplated by this Agreement shall have been obtained, undertaken or made, except for such consents, approvals, notices and filings, the failure to obtain which would not have a material adverse effect on Condor after giving effect to the transactions contemplated hereby.

(f)           The Settlement Agreement by and among Buyer, Seller, and PEDEVCO Corp. shall be fully-executed by all parties thereto, and shall be fully binding, valid and enforceable upon and against the parties thereto.

(g)          The Buyer shall have received such other documents as may be required by this Agreement and as the Buyer or its counsel may reasonably request in order to document and carry out the transactions contemplated by this Agreement.

11.    General Provisions.

11.1.           Fees and Expenses.  Each party shall bear its own costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement.

11.2.           Publicity.  The Buyer acknowledges that PEDEVCO Corp. will be required to file a Form 8-K following the Closing and that the Form 8-K rules require the disclosure of the Buyer’s name in such Form 8-K, a description of the material terms of the transactions contemplated by this Agreement, and the Agreement as an exhibit thereto.

11.3.           Notices. Notices and correspondence required hereunder shall be addressed to each party at the address set forth below and may be revised upon written notice to the other party.  Any communication is given effect hereunder upon delivery by:  (a) hand, with signed receipt; (b) registered or certified mail, return receipt requested, postage pre-paid; or (c) email transmission to the party for which it is intended, with a confirmation of receipt by a delivery confirmation reply.  Date of delivery is determined as follows: (i) hand delivery or registered mail shall be deemed given at the time of delivery, and (ii) email transmission shall be deemed to be given at the time transmission has been confirmed by a delivery confirmation reply; provided, however, that where the time of transmission falls outside the normal business hours of the recipient, delivery shall be deemed to be given at 0900 hours (recipient’s local time) on the next business day at the location of receipt.

If to the Seller:	Pacific Energy Development Corp. 4125 Blackhawk Plaza Circle, Suite 201 Danville, California 94506 Tel: (855) 733-3826 Fax: (925) 403-0703 Attention: General Counsel and Chief Financial Officer

If to the Buyer:	MIE Jurassic Energy Corporation Suite 1501, Block C, Grand Palace 5 Hui Zhong Road, Chaoyang District, Beijing 100101 P.R. China Fax: 86-10-51238223 Email: harper@mienergy.us

With a copy to :	Jones Walker, LLP 10001 Woodloch Forest Drive The Woodlands, TX 77380 Attn: Steve Miller Email: smiller@joneswalker.com

11.4.           Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

11.5.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

11.6.           Entire Agreement.  This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

11.7.           No Assignment.  This Agreement shall not be assigned by any party hereto, whether by operation of law or otherwise, and any such assignment shall be null and void, unless the non-assigning party consents to such assignment in writing; provided that the Buyer may, without the consent of the Seller assign this Agreement to an Affiliate of the Buyer.

11.8.           Headings.  Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11.9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

11.10.          Gender and Number.  Where appropriate, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, the singular number shall be deemed to include the plural, and the plural number shall be deemed to include the singular.

11.11.           Counterparts.  Any document generated by the Parties with respect to this Agreement, including this Agreement, may be imaged and stored electronically (“Imaged Documents”).  Imaged Documents may be introduced as evidence in any proceeding as if such were original business records and neither party shall contest the admissibility of Imaged Documents as evidence in any proceeding.  This Agreement may be executed in counterparts, whether by facsimile, portable document format or otherwise, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PACIFIC ENERGY DEVELOPMENT CORP.

By: /s/Frank C. Ingriselli
Name: Frank C. Ingriselli
Title: Chief Executive Officer

MIE JURASSIC ENERGY CORPORATION

By: /s/Andrew Harper
Name: Andrew Harper
Title: Chief Executive Officer

Membership Interest Purchase Agreement

Disclosure Schedules

Schedule 3.9 Insurance

Coverage	Insurer	Policy #	Policy Period	Limits/Deductibles	Other
Control of Well	Travelers	81M03641	4/23/14 – 4/23/15	$10,000,000 combined single limit $1,000,000 care, custody and control	$100,000 retention
Commercial General Liability, Auto, Umbrella	Travelers	15N59944	4/23/14 – 4/23/15	$2,000,000 general aggregate limit $1,000,000 completed operations, personal injury $100,000 premises $5,000 medical expenses $1,000,000 auto $10,000,000 umbrella

Schedule 3.10  Employee

Liu Jing – November 15, 2012 to November 18, 2013